EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. ANNOUNCES
APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER
Company Names John O. Muse as CFO

December 8, 2014 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) today announced that effective immediately, John O. Muse, the Company’s former Chief Financial Officer and current Chief Synergy Officer, will reassume his duties as the Company’s Chief Financial Officer. Mr. Muse had previously served as the Company’s Chief Financial Officer from October 1997 until September 2012. Mr. Muse replaces Colin Stevenson, who resigned from the Company in order to pursue other opportunities.

"We are pleased to have John Muse back in the role of Chief Financial Officer,” said Randall C. Stuewe, Chairman and CEO of Darling Ingredients. “John has been with Darling since 1997 and has been instrumental in transforming Darling into a global ingredients platform. With John’s proven track record we are fortunate to have him back.”

About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.

For More Information, contact:

Melissa Gaither, Director of Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300